UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Smart Balance, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Smart Balance, Inc.
115 West Century Road, Suite 260
Paramus, New Jersey 07652

To Stockholders:

You are cordially invited to attend the Smart Balance, Inc. annual meeting of stockholders at 10:00 A.M. local time on Wednesday, May 20, 2009 at the St. Julien Hotel — Fandango Room located at 900 Walnut Street, Boulder, Colorado 80302. The attached notice of annual meeting and proxy statement describes all known items to be acted upon by stockholders at the meeting and describes other details related to the meeting.

It is important that your shares are represented at the annual meeting, whether or not you plan to attend. To ensure your shares will be represented, we ask that you vote your shares by completing, signing, dating and returning the attached proxy card by mail. Please vote your shares as soon as possible. This is your annual meeting and your participation is important. We hope you will be able to attend the meeting, but in any event we would appreciate your dating, signing and returning the enclosed proxy as promptly as possible. If you attend the meeting, you may revoke your proxy and vote in person.

Please vote your shares promptly and join us at the meeting.

Sincerely,

Stephen B. Hughes
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Stockholders:

The 2009 annual meeting of stockholders of Smart Balance, Inc. (the “Company” or “Smart Balance”) will be held at the St. Julien Hotel — Fandango Room located at 900 Walnut Street, Boulder, Colorado 80302, on Wednesday, May 20, 2009, beginning at 10:00 A.M. local time. At the meeting, the holders of the Company’s outstanding common stock will act on the following matters:

(1) to elect the three director nominees named in the attached proxy statement to serve a three-year term and until their successors have been elected and qualified;

(2) to ratify the appointment of Ehrhardt Keefe Steiner & Hottman PC as the Company’s independent registered public accounting firm for 2009; and

(3) to transact any other business as may properly come before the meeting or any adjournment or postponement.

Stockholders of record at the close of business on April 1, 2009 are entitled to notice of and to vote at the annual meeting and any postponements or adjournments.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the enclosed proxy card. If your shares are held in the name of a bank, broker or other nominee, their voting procedures should be described on the voting form they send to you. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

By order of the board of directors,

Stephen B. Hughes
Chairman and Chief Executive Officer

April 9, 2009

SMART BALANCE, INC.

i

111 WEST CENTURY ROAD
SUITE 260
PARAMUS, NEW JERSEY 07652

ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 20, 2009

PROXY STATEMENT

The board of directors of Smart Balance, Inc. (the “Company” or “Smart Balance”) is soliciting proxies from its stockholders to be used at the annual meeting of stockholders to be held on Wednesday, May 20, 2009, beginning at 10:00 A.M. local time at the St. Julien Hotel — Fandango Room located at 900 Walnut Street, Boulder, Colorado 80302, and at any postponements or adjournments. This proxy statement contains information related to the annual meeting. This proxy statement, accompanying form of proxy and the Company’s annual report on Form 10-K are being sent to stockholders on or about April 9, 2009.

ABOUT THE ANNUAL MEETING

Why did I receive these materials?

Our board of directors is soliciting proxies for the 2009 annual meeting of stockholders. You are receiving a proxy statement because you owned shares of our common stock on April 1, 2009 and that ownership entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our board and board committees, the compensation of directors and executive officers and other information that the Securities and Exchange Commission requires us to provide annually to our stockholders.

How may I obtain Smart Balance’s 10-K and other financial information?

A copy of our 2008 annual report on Form 10-K is enclosed.

The proxy statement and our 2008 annual report are also available online at: http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=26110. Stockholders can also access our other filings with the SEC on our website at www.smartbalance.com.

Stockholders may request another copy of our 2008 annual report or proxy statement, free of charge, from:

Smart Balance, Inc.
Attn: Corporate Secretary
115 West Century Road, Suite 260
Paramus, New Jersey 07652
(201) 568-9300

We will also furnish any exhibit to the 2008 Form 10-K, if specifically requested, for a nominal fee.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on the record date, April 1, 2009, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on the record date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

How many votes do I have?

You will be entitled to one vote on each matter considered at the meeting for each outstanding share of Smart Balance common stock you owned as of the record date. There is no cumulative voting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. As of the record date, 62,630,683 shares of common stock, representing the same number of votes, were outstanding.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting for purposes of a quorum.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted. You can vote by proxy by any of the following methods.

Voting by Proxy Card.  You may vote by proxy by using the enclosed proxy card. When you return a proxy card that is properly signed and completed, the shares of common stock represented by your proxy will be voted as you specify on the proxy card.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other nominee to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the individuals named on the proxy card will vote your shares in accordance with the recommendations of the board. The board and management do not now intend to present any matters at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals named on the proxy card discretionary authority to vote the shares represented by the proxy on any such other matter in accordance with their best judgment.

Can I change my vote after I return my proxy card?

Yes. You may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with the secretary of the Company or mailing a proxy bearing a later date or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our board of directors and will pay all expenses associated with this solicitation. We have retained Morrow & Co., LLC to aid in the solicitation of proxy materials for a fee of $5,000 plus expenses. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and to obtain proxies.

What vote is required to approve each item?

Directors are elected by a plurality of the votes cast at the meeting, which means that the three nominees who receive the highest number of properly executed votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. Each share of our common stock is entitled to one vote for each of the director nominees. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to that director or directors, although it will be counted for purposes of determining whether there is a quorum.

The ratification of the appointment of Ehrhardt Keefe Steiner & Hottman PC to serve as the Company’s auditors in 2009 requires the affirmative vote of the majority of the votes present, in person or by proxy, and entitled to vote at the meeting.

How are votes counted?

In the election of directors, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. You may not cumulate your votes for the election of directors.

For proposals other than the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions are considered to be present and entitled to vote at the meeting and, thus, have the same effect as a vote against the matter.

If you hold your shares in street name, the Company has supplied copies of its proxy materials for its 2009 annual meeting of stockholders to the broker, bank or other nominee holding your shares of record, and they have the responsibility to send these proxy materials to you. Your broker, bank or other nominee is permitted to vote your shares on the election of directors and the ratification of the appointment of our independent auditors without receiving voting instructions from you.

What happens if a nominee for director declines or is unable to accept election?

If you vote by proxy, and if unforeseen circumstances make it necessary for the board to substitute another person for a nominee, the individuals named on the proxy card will vote your shares for that other person.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares covered by each proxy card and voting instruction card that you receive.

Where can I find the voting results of the annual meeting?

The Company intends to announce the preliminary voting results at the annual meeting and publish the final results in its quarterly report on Form 10-Q for the second quarter of 2009.

How may I obtain a copy of Smart Balance’s bylaw provisions regarding stockholder proposals and director nominations?

You may contact the corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Who may attend the annual meeting?

Only persons with evidence of stock ownership as of the record date or who are invited guests of the Company may attend and be admitted to the annual meeting of the stockholders. Photo identification will be required (a valid driver’s license, state identification or passport). If a stockholder’s shares are registered in the name of a broker, trust, bank or other nominee, the stockholder must bring a proxy or a letter from that broker, trust, bank or other nominee or their most recent brokerage account statement that confirms that the stockholder was a beneficial owner of shares of stock of the Company as of the record date.

PROPOSALS SUBMITTED FOR STOCKHOLDER VOTE

Item 1 — Election of Directors

The Company’s restated certificate of incorporation provides that the number of directors will be not less than two nor more than ten with the actual number being fixed from time-to-time by resolution of the board. The number of authorized directors as of the date of this proxy statement is nine. The board of directors is divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires.

The terms for three directors will expire at this 2009 annual meeting. The three nominees named below are the only individuals that our board has nominated for election to the board at this 2009 annual meeting. Directors elected at the 2009 annual meeting will hold office for a three-year term expiring at the annual meeting in 2012 (or until their respective successors are elected and qualified, or until their earlier death, resignation or removal). All of the nominees are currently directors of the Company.

If you sign your proxy card or voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted FOR the three persons recommended by the board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

All of the nominees have indicated to the Company that they will be available to serve as directors. If any nominee should for any reason become unavailable to serve prior to the annual meeting, the board will, prior to the annual meeting, (i) reduce the size of the board to eliminate the position for which that person was nominated, (ii) nominate a new candidate in place of such person and vote in favor of the new candidate all shares represented by stockholder proxies received by the board, unless authority to vote for all candidates nominated by the board is withheld, or (iii) leave the seat vacant to be filled at a later time. The information presented below for the director nominees has been furnished to the Company by the director nominees.

Director Nominees for Three Year Terms That Will Expire in 2012:

Robert J. Gillespie Age 66	Robert J. Gillespie has been a member of our board of directors since September 2005. Mr. Gillespie is currently the principal of Westmount Investments, LLC, a privately held investment company. In February 2006, Mr. Gillespie joined the board of directors of Kristian Regale, a private company engaged in the sparkling juice business. Mr. Gillespie also serves on the board of directors of SRV Bank and the Delbarton School. He formerly served on the boards of directors of Best Foods, Factory Mutual Insurance Company, Advanced H2O Inc., Tiger 21, The Valley Hospital, Dominex, LLC and CSC Consumer Products, and he is the former chairman of the Sarah W. Stedman Center for Nutritional Studies at Duke University.
Mr. Gillespie holds a Bachelors degree in Science from St. Mary’s University of Halifax, Canada; a Bachelors degree in mechanical engineering from Dalhousie University of Halifax, Canada; and a Master of Science degree in industrial administration from Purdue University.
Robert F. McCarthy Age 59	Robert F. McCarthy has been a member of our board of directors since June 2005. Since 2004, Mr. McCarthy has been active in advising several consumer packaged goods companies and managing his personal investments. From 1998 to 2004, Mr. McCarthy co-led the roll-up of the consumer packaged goods food sales agency business that resulted in the creation of a national agency, Acosta Sales and Marketing Company. From 1998 to 2004, Mr. McCarthy served as president of the Acosta Grocery Channel, the grocery division of Acosta Sales and Marketing.
Mr. McCarthy holds a BBA degree in marketing from the University of Notre Dame and a Master of Management degree from the Kellogg School of Business at Northwestern University.

Michael R. O’Brien Age 65	Michael R. O’Brien was a member of our board of directors from June 2005 to November 2005 and was a senior advisor to us until August 2007, when he was appointed to our board of directors. Mr. O’Brien co-founded Catalina Marketing Corporation, a direct marketing company, in 1983, and served as Catalina’s president until 1989 and as its chairman of the board and chief executive officer until 1992. Since 1992, Mr. O’Brien has been chairman emeritus of, and a consultant to, Catalina. Catalina was founded to develop and distribute behavior-based communications for consumer packaged goods and pharmaceutical products manufacturers, marketers and retailers. Currently, Mr. O’Brien serves on Catalina’s board of directors. Mr. O’Brien has previously served on the boards of directors of MemberWorks and Imagitas, Inc. MemberWorks designs and markets innovative membership programs that offer members access to significant savings at national brand name service providers and merchants, while membership organizations receive royalties in exchange for providing MemberWorks with members. Imagitas is a targeted direct mail marketing company serving Federal and state governmental agencies such as the U.S. Postal Service and corporate clients such as Home Depot and Ford. Imagitas was sold to Pitney Bowes Inc. in 2005.
Mr. O’Brien attended the University of Kansas from 1961 – 1965.

Required Vote:

Directors are elected by a plurality of the votes cast at the meeting, which means that the three nominees who receive the highest number of properly executed votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to that director or directors, although it will be counted for purposes of determining whether there is a quorum.

Recommendation:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES LISTED ABOVE. PROXIES SOLICITED BY THE BOARD WILL BE VOTED SO UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

Directors Not Being Elected in 2009:

The directors whose terms are not expiring this year are listed below. They will continue to serve as directors for the remainder of their terms or until their respective successors are elected and qualified, or until their earlier death, resignation or removal. Information regarding each of such directors is provided below.

Directors Whose Terms Will Expire in 2010:

Robert S. Gluck Age 59	Robert S. Gluck has been a vice chairman and a member of our board of directors since November 2005. On May 14, 2007, he assumed the duties of our chief financial officer until January 7, 2008, when he was named chief operating officer. From 2000 to 2004, Mr. Gluck served as the senior vice president and chief financial officer of Unilever United States, Inc. Mr. Gluck has also provided consulting services to companies throughout the food industry through his consulting firm, Matthew Robert Associates, LLC, where he specialized in strategic planning, financial operations review, mergers and acquisitions, divestitures, competitive analysis and peer group benchmarking. In February 2006, Mr. Gluck became the president of Kristian Regale, a private company engaged in the sparkling juice business. Mr. Gluck has no active day-to-day management role with either Matthew Robert Associates, LLC or Kristian Regale.
Mr. Gluck holds a Bachelors degree in marketing from the New York Institute of Technology and an MBA in finance from St. John’s University. He is a member of Financial Executives Institute, the Association for Corporate Growth, the Food Marketing Institute, and the National Restaurant Association.
Stephen B. Hughes Age 54	Stephen B. Hughes has been our chairman of the board, chief executive officer and director since our inception. Mr. Hughes served as the sole officer and director of Hughes Consulting, Inc. from 2004 to 2007. From 2004 to 2007, Mr. Hughes served as a director of The Cambridge Group, a leading demand strategy consulting firm headquartered in Chicago, Illinois. While with Cambridge, Mr. Hughes led or participated in securing new marketing strategy engagements with a number of major consumer packaged goods companies. From 2002 to 2004, Mr. Hughes served first as vice president of sales and then as the senior vice president of marketing and sales for White Wave Foods Company, a division of Dean Foods Company. In June 2004, Mr. Hughes was also named senior vice president of marketing and research and development for Dean Foods’ newly formed White Wave division, a $1.1 billion division with brands including Silk, Horizon, International Delight, Land-o-Lakes and Marie’s. From 2000 to 2002, he served as chairman of the board and chief executive officer of Frontier Natural Product, Inc., a privately held cooperative providing distribution services, organic ingredients and spices to the natural foods industry.
Mr. Hughes holds a Bachelor of Arts degree in economics and political science from Denison University and an MBA degree with a concentration in marketing and finance from the University of Chicago. He also serves on the board of trustees for the Alexander Dawson School and as a director of B.F. Bolthouse LLC.
James E. Lewis Age 60	James E. Lewis has been a director since inception and served as our vice chairman until May 14, 2007. Since 1991, Mr. Lewis has served as chairman and chief executive of Jeltex Holdings, LLC. Currently, Mr. Lewis is the sole officer and director of Jeltex. The Jeltex group has been comprised of significant or controlling ownership stakes acquired, held and sold for Mr. Lewis’ personal account in a vertically integrated group of private food businesses engaged in vegetable farming, fresh produce distribution, manufacture of canned foods and retail grocery distribution. Today, Mr. Lewis and his spouse hold a controlling interest in Centennial Specialty Foods Corporation, a public company engaged in the manufacture and marketing of specialty branded, quality ethnic Southwestern canned sauces and food products.

Mr. Lewis is a certified public accountant and is a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants. He holds a BBA degree in accounting from Texas Tech University.

Directors Whose Terms Will Expire in 2011:

William E. Hooper Age 72	William E. Hooper has been a member of our board of directors since June 2005 and has served as our marketing coordinator since May 2007. In September 2005, Mr. Hooper formed Hooper Consulting LLC, a marketing communications consultancy. From 2000 to September 2005, Mr. Hooper served as chairman of Trahan, Burden & Charles Inc., or TBC, a mid-sized advertising agency headquartered in New York and Baltimore that provides creative, public relations, media planning and buying, and direct marketing services to a broad spectrum of corporate customers. Among TBC’s clientele was Dow Jones & Company, Nextel Communications, Vanguard Securities, Yellow Book Directories, Gaylord Hotels, The Mills Corporation and the National Security Agency.
Mr. Hooper holds a B.S. degree in business administration from Loyola College of Maryland and has served on the board of trustees of the Loyola College of Maryland, the National Aquarium and the St. Joseph’s Medical Center in Baltimore. He was also a member of the U.S. Army Reserve Military Police Corp. from 1958 to 1966.
Gerald J. Laber Age 65	Gerald J. “Bud” Laber has been a member of our board of directors since June 2005. Mr. Laber has been a private investor since 2000, when he retired after 33 years of service with Arthur Andersen. Mr. Laber was a partner with Arthur Andersen from 1980 to 2000 and, with the exception of a leave for military service from 1966 through 1968, was employed by Arthur Andersen from 1965 until retiring in 2000. Mr. Laber is a certified public accountant and is a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants. Currently, Mr. Laber is: (i) on the board of directors and chair of the audit committee of Scott’s Liquid Gold since February 2004 and (ii) president of The Catholic Foundation of Northern Colorado since January 2008. Formerly, Mr. Laber (i) served as a member of the board of directors and chair of the audit committee of Healthetech, Inc. from July 2003 to May 2006; (ii) served on the board of directors and as chair of the audit committee of Spectralink Corporation from April 2004 to March 2007; and (iii) served on the board of directors and audit committee of Applied Films Corporation from July 2004 to July 2007 (chair from October 2005 to July 2007). Each of these companies is, or was, publicly traded.
Mr. Laber holds a B.S.B.A. degree with a major in accountancy from the University of South Dakota, and is a member of the board of a charitable organization with offices in the metropolitan Denver, Colorado area and is a member of the board of trustees of the University of South Dakota Foundation.
James B. Leighton Age 53	James B. Leighton has been a member of our board of directors since August 2007. From 2006 to the present, Mr. Leighton has served as the senior vice president of operations and supply chain of Perdue Farms Incorporated, a large, privately-held poultry company. From 2002 to 2006, Mr Leighton served as the senior vice president of operations of Conagra Foods, Inc., one of the largest food companies in the United States.
Mr. Leighton holds a B.S.B.A. degree in business administration and industrial relations from the University of Iowa and a masters degree in business administration from Keller Graduate School of Management.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Number of Meetings of the Board of Directors and Committees

The board held eight meetings during 2008. Directors are expected to attend board meetings and meetings on committees for which they serve, and to spend time needed and meet as frequently as necessary to properly discharge their responsibilities. The standing committees of the board (excluding the finance committee, which was created in December 2008) held an aggregate of sixteen meetings during 2008. Each director attended at least 75% of the aggregate number of meetings of the board and the board committees on which the director served during the period.

Attendance at Annual Meetings of the Stockholders

The Company has no policy requiring directors and director nominees to attend the annual meeting of stockholders; however, all directors and director nominees are encouraged to attend. Three of our directors attended the 2008 meeting. In the future, the Company plans on holding the annual meeting on the same day as a regular board meeting and, therefore, we anticipate that all directors will attend future annual meetings unless, for some reason, they are unable to attend the board meeting on the same date.

Director Independence

Rules of the Nasdaq Global Market require that the board be comprised of a majority of “independent directors.” In determining the independence of our directors, the board uses independence standards that mirror exactly the criteria specified by Nasdaq rules.

Based upon the information submitted by each of its directors, and following the recommendation of the nominating and corporate governance committee, the board has determined that the following directors are independent: Robert J. Gillespie, Gerald J. Laber, James B. Leighton, James E. Lewis, Robert McCarthy and Michael R. O’Brien.

Communications Between Stockholders and the Board

Stockholders may send communications to the Company’s directors as a group or individually, by writing to those individuals or the group: c/o the Corporate Secretary, 115 West Century Road, Suite 260, Paramus, New Jersey 07652. The corporate secretary will forward all correspondence to the intended director(s).

Committees of the Board of Directors

Our board currently has an audit committee, a compensation committee, a nominating and corporate governance committee and a finance committee. The composition, duties and responsibilities of these committees are set forth below. Committee members hold office for a term of one year.

Audit Committee.  The audit committee, which has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act, is composed of Messrs. Gillespie, Laber and McCarthy and is chaired by Mr. Laber. The directors we have appointed to our audit committee are each an independent member of our board of directors as defined by Nasdaq independence requirements for audit committee members. Each member of our audit committee is financially literate, and our board of directors has determined that Mr. Laber qualifies as an “audit committee financial expert,” as such term is defined by SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. The audit committee met five times during 2008.

The principal responsibilities of and functions to be performed by the audit committee are established in the audit committee charter. The principal responsibilities of the audit committee are to assist the board with its oversight responsibilities regarding:

•	the accounting and financial reporting processes of the Company;
•	the integrity of the Company’s financial statements;
•	the Company’s compliance with legal and regulatory requirements;
•	appointing the Company’s independent registered public accounting firm;
•	the registered independent auditor’s qualifications and independence; and

•	the performance of the independent auditor in its audits of the Company’s financial statements.

The audit committee charter was adopted by the board of directors and is reviewed annually by the audit committee. A copy of the audit committee charter is available on our website at www.smartbalance.com.

Compensation Committee.  The compensation committee is composed of Messrs. Lewis, Laber, Leighton and McCarthy, all of whom are independent as defined by Nasdaq independence requirements, and is chaired by Mr. Lewis. The compensation committee held nine meetings in 2008. The duties and responsibilities of the compensation committee include:

•	recommending to the board for approval and evaluating, the compensation plans, policies and programs of the Company, especially those regarding executive compensation and compensation of the board;
•	determining the compensation of the chief executive officer and all other officers of the Company; and
•	adopting and implementing compensation programs that are designed to attract, motivate and retain high quality employees, encourage superior performance, promote accountability and assure that employee interests are aligned reasonably with the interests of the Company’s stockholders.

A sub-committee of the compensation committee was established on May 14, 2007. The sub-committee consists of Messrs. Laber, Leighton and McCarthy, each of whom qualify as “outside directors” within the meaning of section 162(m) of the Internal Revenue Code. We established the sub-committee of the compensation committee because one of the members of our compensation committee, although independent under Nasdaq rules, is not considered an “outside director” under section 162(m) of the Internal Revenue Code. The sub-committee meets and votes separately from the compensation committee on any action taken by the compensation committee which is subject to section 162(m). The sub-committee of the compensation committee has complete authority over all section 162(m) matters. We refer to the compensation committee and the sub-committee of the compensation committee collectively herein as the compensation committee.

A copy of the compensation committee charter is available on our website at www.smartbalance.com.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee is composed of Messrs. Gillespie, Laber, McCarthy and O’Brien and is chaired by Mr. Gillespie. All members of the nominating and corporate governance committee are independent as defined by Nasdaq independence requirements. The nominating and corporate governance committee met two times in 2008. The purpose of the nominating and corporate governance committee is to assist the board in:

•	the identification of qualified candidates to become board members;
•	the recommendation of board nominees for election as directors at the next annual or special meeting of stockholders at which directors are to be elected;
•	the recommendation of candidates to the board to fill any interim vacancies on the board; and
•	the development and recommendation to the board of a set of corporate governance guidelines and principles applicable to the Company.

The nominating and corporate governance committee evaluates director nominees recommended by stockholders in the same manner in which it evaluates other director nominees. The Company has established, through its nominating and corporate governance committee, selection criteria that identify desirable skills and experience for prospective board members, including consideration of the potential candidate’s qualification as independent, as well as consideration of diversity, leadership skills, strategic thinking, willingness to make a time commitment, breadth of knowledge about matters affecting us and our industry, skills and experience in different disciplines important to us and our industry, sound business judgment and other criteria determined by the nominating and corporate governance committee from time to time. The Company has not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees, but may retain a search firm in the future if the nominating and corporate governance committee determines that it is appropriate. The nominating and corporate governance committee considers individuals recommended by stockholders for nomination as a director in accordance with the procedures described below.

A copy of the nominating and corporate governance committee charter is available on our website at www.smartbalance.com.

Procedure for Stockholder Recommendations to the Nominating and Corporate Governance Committee for Potential Director Nominees

Stockholders may recommend director candidates for consideration by the board’s nominating and corporate governance committee. To be timely, a stockholder’s recommendation must be delivered to or mailed and received at our principal executive offices not less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting. For the 2010 annual meeting, recommendations must be received no earlier than January 20, 2010 and no later than February 19, 2010. In the event the annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date, notice must be so received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. Any such recommendations should, in addition to the information specified below, include the nominee’s name and qualifications for board membership. The mailing envelope should contain a clear notion indicating that the enclosed letter is a “Stockholder Recommendation for Director.”

In order to be a valid submission for recommendation to the nominating and corporate governance committee for potential nominee for director, the form of recommendation must set forth:

(1)	the name, age, business address and residence address of the person,
(2)	the principal occupation or employment of the person,
(3)	the number of shares of stock of the Company which are owned beneficially or of record by the person,
(4)	a description of all arrangements or understandings between the stockholders and each nominee pursuant to which nominations are to be made by the stockholder,
(5)	written consent of each proposed nominee to being named as a nominee and to serve as a director if elected, and
(6)	any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Procedure for Stockholder Nominations for Director

A stockholder wishing to nominate their own candidate for election to our board at our 2010 annual meeting must deliver timely notice of such stockholder’s intent to make such nomination in writing to the corporate secretary at our principal executive offices. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting. For the 2010 annual meeting, recommendations must be received no earlier than January 20, 2010 and no later than February 19, 2010. In the event the annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date, notice must be so received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Stockholder Nomination for Director.” In accordance with our bylaws, stockholder nominations which do not comply with the submission deadline are not required to be recognized by the presiding officer at the annual meeting. Timely nominations will be brought before the meeting but will not be part of the slate nominated by our board of directors and will not be included in our proxy materials.

Finance Committee.  In December 2008, our board of directors created a finance committee of the board of directors. The finance committee is composed of Messrs. Gillespie, Gluck, Laber and Leighton and is

chaired by Mr. Leighton. The purpose of the financing committee is to assist the board in satisfying its duties relating to the financing strategy, financial policies and financial condition of the Company. The finance committee’s responsibilities include, among other things, reviewing and making recommendations to the board concerning items such as the Company’s capital structure, credit rating, cash flow and financial position, operating plans, capital budgets, risk assessment and analysis, commodities and hedging policies and insurance programs.

A copy of the finance committee charter is available on our website at www.smartbalance.com.

Code of Business Conduct and Ethics

The Company’s employees, officers and directors are required to abide by the Company’s Code of Business Conduct and Ethics, which is intended to insure that the Company’s business is conducted in a consistently legal and ethical manner. The Code of Ethics covers all areas of conduct, including, among other things, conflicts of interest, fair dealing and the protection of confidential information, as well as strict compliance with all laws, regulations and rules. Any material waiver or changes to the policies or procedures set forth in the Code of Ethics in the case of officers or directors may only be granted after full disclosure to the chairman of the nominating and corporate governance committee. The full text of the Code of Ethics is available on our website at www.smartbalance.com.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Policy and Procedure

The audit committee has adopted written policies and procedures for the committee to review and approve or ratify related party transactions involving Smart Balance, any of its executive officers, directors or 5% or more shareholders or any of their family members. These transactions include:

•	transactions that must be disclosed in proxy statements under SEC rules; and
•	transactions that could potentially cause a non-employee director to cease to qualify as independent under Nasdaq listing requirements.

Transactions that are deemed immaterial under SEC disclosure requirements are generally deemed pre-approved under these written policies and procedures, including transactions with a company with which a Smart Balance director’s sole relationship is as a non-employee director and the total amount involved does not exceed 1% of the other company’s total annual revenues.

Criteria for audit committee approval or ratification of related party transactions include:

•	whether the transaction is on terms no less favorable to Smart Balance than terms generally available from an unrelated third party;
•	the extent of the related party’s interest in the transaction;
•	whether the transaction would interfere with the performance of the officer’s or director’s duties to Smart Balance;
•	in the case of a transaction involving a non-employee director, whether the transaction would disqualify the director from being deemed independent under Nasdaq listing requirements; and
•	such other factors that the audit committee deems appropriate under the circumstances.

During 2008, there have been no transactions of more than $120,000 between Smart Balance and any 5% or more stockholder, director or executive officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s executive officers, directors and greater than 10% owners file reports of ownership and changes of ownership of common stock with the Securities and Exchange Commission and the Nasdaq Global Market. Based on a review of the reports filed with the Securities and Exchange Commission during 2008, the Company believes that all Section 16(a) filing requirements were met in 2008 except for: (i) one late Form 4 filed by Robert S. Gluck reporting the grant of 500,000 options to purchase common stock; (ii) four late Form 4s filed by Michael R. O’Brien reporting the purchase of, in the aggregate, of 122,200 shares of common stock as well as the acquisition of 12,000 shares of common stock received by exercising public warrants and the acquisition of 17,614 shares of common stock from the conversion of Series A convertible preferred stock into common stock; (iii) one late form 4 filed by Robert J. Gillespie reporting the acquisition of 17,614 shares of common stock from the conversion of Series A convertible preferred stock into common stock; and (iv) one late form 4 filed by William E. Hooper reporting the grant of 150,000 options to purchase common stock.

EXECUTIVE COMPENSATION

Executive Officers

Information regarding our executive officers is provided below:

Name	Age	Title
Stephen B. Hughes	54	Chairman of the board, chief executive officer and director
Robert S. Gluck	59	Chief operating officer, vice chairman and director
Alan S. Gever	54	Executive vice president and chief financial officer
John F. Konzelmann	61	Vice president, controller and principal accounting officer

For information with respect to Messrs. Hughes and Gluck, please see the information about the members of our board of directors on the preceding pages.

Alan S. Gever served as our vice president of financial planning and analysis until January 7, 2008, when he was appointed to be our executive vice president and chief financial officer. Mr. Gever has a broad-based knowledge of the financial, accounting and administrative functions of a business. While serving as our vice president of financial planning and analysis, Mr. Gever was responsible for leading many internal planning, financial operations, and investor relations efforts. Mr. Gever served, from 1992 to 1999, as chief financial officer and general manager of the Nabisco Refrigerated Foods Group which sold consumer branded margarine and egg substitute products. In 2000, Mr. Gever founded ShareMax.com, an internet-based provider of strategic sourcing services to the consumer packaged goods industry. From 2001 to 2003 Mr. Gever served as chief financial officer of the Ultimate Juice Company which was, at the time, the nation’s largest fresh juice manufacturer with juice brands such as Naked Juice, Orchid Island, and Zeigler’s along with Saratoga Spring bottled water. From 2003 to May 2007, Mr. Gever was a principal of Northpointe Consulting Group LLC providing management consulting services to startup and small-cap companies primarily in the food and beverage industry.

Mr. Gever received his bachelor’s degree in business management from Seton Hall University in New Jersey.

John F. Konzelmann has been the principal accounting officer since June 2007. Mr. Konzelmann has a broad-based knowledge of the financial, accounting and administrative functions of a business. From June 2005 to June 2007, Mr. Konzelmann served as the vice president, controller and chief accounting officer of Alpharma, Inc. He served as assistant corporate controller and director of financial reporting of Unilever United States Inc. from 2000 until April 2004. From 1994 to 2000, Mr. Konzelmann served as assistant corporate controller of Bestfoods, prior to Unilever’s acquisition of Bestfoods.

Mr. Konzelmann is a certified public accountant and holds a bachelors degree and a masters in business administration from Fairleigh Dickinson University in New Jersey.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Program Objectives

This discussion addresses compensation with respect to 2008 for Stephen B. Hughes, our chairman and chief executive officer, Robert S. Gluck, our vice chairman and chief operating officer, Alan S. Gever, our executive vice president and chief financial officer, and John F. Konzelmann, our vice president, controller and principal accounting officer. We refer to these individuals as our “named executive officers.”

The Company operates in the relatively new, challenging and dynamic healthy lifestyle sector of the packaged food industry where innovation, product development and execution are the keys to success. In such an environment, our ability to succeed depends upon our ability to attract, retain and motivate outstanding leaders and team members to help develop and execute our business strategy.

In keeping with our vision and strategy, the Company’s compensation program is designed to attract, retain and motivate executives who are capable of delivering superior business results in this extremely competitive healthy lifestyle sector of the packaged food industry. We compensate our executives through a mix of base salary, incentive bonus and long-term equity compensation with an emphasis on incentives that reward strong business performance and achievement. Our compensation programs are designed to be competitive, but try to avoid pay elements like perquisites that do not directly support the Company’s values and business strategy even if common in the marketplace. A heavy emphasis is placed on multi-year incentives in order to align the interest of management with stockholders.

In addition to the above overriding principles, our compensation committee relies on the following guidelines to assist it in setting compensation levels (both short and long term) for executives:

•	total compensation should be closely tied to the success of the Company and each executive’s contribution to that success;
•	compensation programs should be flexible so that, without increasing total compensation for all executives, there is an opportunity for greater compensation for superior performance balanced by the risk of lower compensation when performance is less successful; and
•	compensation programs are designed to emphasize pay for performance for all employees, not just executive officers, although as the level of responsibility for an employee declines, a larger percentage of the employee’s total compensation becomes fixed with a smaller opportunity for greater reward.

In this regard, the Company’s philosophy is that senior management has a stronger and more direct impact on the Company achieving its strategic and business goals and therefore a larger percentage of their compensation should be performance based. Nonetheless, the Company believes all employees, especially ones employing the unique business model of the Company, contribute to the success of the organization and it is therefore advisable to incentivize all employees with some performance-based compensation.

For all compensation decisions, the compensation committee considers all aspects of an employee’s compensation. In making its decisions, the compensation committee does not consider any aspect of its compensation program in isolation. Rather, it considers the total compensation that may be awarded, including base salary, incentive bonus and long-term incentive compensation such as stock options. The compensation committee’s goal is to award compensation that is reasonable in relation to the achievement of the Company’s business strategy and objectives and consistent with the Company’s compensation philosophy and objectives.

Oversight of Compensation

The compensation committee is responsible for analyzing and recommending for approval to the board the material terms of all executive compensation arrangements, compensation and benefit packages. The board has delegated the authority to the compensation committee to determine and award stock options and other performance based compensation subject to section 162(m) of the Internal Revenue Code. The compensation committee determines the compensation, including performance based compensation, of the named executive officers. With respect to officers other than the CEO and COO, the compensation committee will consider the input of the CEO and the COO.

The compensation committee conducts reviews of the Company’s compensation policies and strategies at least annually and oversees and evaluates the Company’s overall compensation structure and programs. In this regard, on February 6, 2009 and again on February 19, 2009, the compensation committee held two meetings to review the Company’s compensation policies and strategies, especially in light of recent economic events. At these two meetings, the compensation committee, among other things, reviewed the Company’s compensation philosophy and objectives to determine whether they were still serving the best interests of the Company and its shareholders and whether any changes or revisions, either to the overall philosophy and objectives or specific parts of the compensation package, were warranted due to recent events. The compensation committee reviewed the compensation philosophy to determine whether any portion of the compensation program is encouraging executives to take unnecessary and excessive risks. After extensive review and discussion, the Committee determined that: (1) its current compensation philosophy and objectives still adequately serve the interests of the Company and its shareholders; (2) the specifics of the compensation package align senior management’s interests with the shareholders; (3) the heavy dependence on more performance-based compensation strengthens the Company’s ability to achieve its strategic goals; (4) there are some areas where improvements can be made in specific portions of the compensation plan to achieve our goals and objectives, such as our stock option plan discussed below; and (5) the various elements of the compensation package do not encourage executives to take unnecessary risks. The specifics of the compensation committee’s decisions will be discussed in each section of the Compensation Discussion and Analysis.

The compensation committee relies upon outside advisors to assist in program design and develop program elements. During 2008, the compensation committee retained Frederic W. Cook & Co., Inc., who assisted it in connection with the increase in the number of stock options available in our stock plan, the creation of the inducement stock option plan and a review of board compensation. In 2008, we paid Frederic W. Cook & Co. approximately $15,000.

Competitive Considerations

Unlike most of our competitors, the Company operates as a “virtual business” model where it outsources all non-proprietary activities such as manufacturing. In addition, the Company has an aggressive growth plan with the goal of being a $500 million revenue company in the next three to four years. This business model and growth plan places a premium on attracting and retaining outstanding talent while keeping total headcount at a minimum. The Company recruits talent that is capable of delivering the superior aggressive business results contained in the Company’s strategic plan in this unique environment. This unique business model, especially for a packaged food company, places more responsibility on the Company’s senior management team than their counterparts in more traditional business environments. Given the unique aspects of this business model and with an aggressive growth plan, the compensation committee does not attempt to maintain specific target percentile for the compensation levels of its senior management team and does not benchmark with other companies. In making compensation decisions, the compensation committee reviews information from a number of different sources including our performance relevant to broad public indexes such as NYSE, NASDAQ and the Russell 2000 index. The compensation committee is in the process of identifying other relevant sources of information to assist in its compensation decisions, but none will involve benchmarking because the unique nature of our business as a “virtual business” and our aggressive growth strategy make it very difficult to identify comparable companies with whom to benchmark.

Cash Compensation Structure

Cash compensation consists of a base salary and an annual incentive bonus, which is only payable if threshold targets are met. Executives’ cash compensation, consisting of base salary and an annual incentive bonus, is determined based upon pre-established tiers. Each tier provides for a fixed base salary and an annual incentive bonus measured as a percentage of base salary. The Company currently has eight tiers with the more senior employees having a greater percentage of their total cash compensation attributable to the annual incentive bonus. The Company believes that more senior executives have a greater ability to impact achievement of strategic and financial goals and therefore, even though their salaries may be higher than lower tiers, the percentage of their performance-based compensation should be higher in relation to their total cash compensation. Cash compensation will not deviate from the pre-established tiers except in unique situations, such as new hire situations in order to be market competitive for a uniquely qualified individual or in the case of base salary increases or incentive bonuses to reward extraordinary performance.

Cash compensation levels are intended to be market competitive given the uniqueness of the Company’s business model and the aggressive growth strategy. We believe this approach is reasonable given the experience and skill level of the executives necessary to thrive in this environment and the absence of other benefits such as a pension plan. After the recent review of all aspects of the Company’s compensation philosophy and package for 2008, the compensation committee is reviewing the specifics of its total cash compensation program for all senior management personnel for 2009.

Base Salary

Base salary is determined for each individual that reflects the individual’s job responsibilities, experience, value to the Company and demonstrated performance. No merit increases were given to any executive officer or senior management in 2008 (except for Mr. Konzelmann who received a 6.25% increase commencing July 1, 2008). It is the compensation committee’s intention to review base salaries annually starting in 2009 for all executive officers and senior management and compensation decisions will be based on the executive’s performance in the preceding calendar year. In 2008, the compensation committee decided not to the review of the named executive officers for purposes of salary adjustments because the performance period would only have covered a seven-month period (the date of the GFA acquisition of May 21, 2007 until the end of the year). The timing of the annual reviews will coincide with the Company’s practice of commencing salary adjustments on July 1 of each year for all other employees.

The 2008 base salary of Stephen B. Hughes and Robert S. Gluck was set at $500,000 and $400,000, respectively, the annual base salary of Alan Gever was set at $275,000 and the annual base salary of Jack Konzelmann was set at $200,000, increasing to $212,500 on July 1, 2008.

In connection with its annual performance reviews and base salary adjustments, if any, the compensation committee will base its determination on a number of factors, including:

•	the nature and responsibility of the position;
•	the experience of the individual executive;
•	the impact and contribution of the individual executive in assisting the Company to achieve its strategic goals and objectives;
•	the importance of retaining the individual executive along with assessing the market for someone of the executive’s talent and experience;
•	leadership skills;
•	the recommendation of the CEO and COO (except in the case of their own compensation);
•	in the case of the CEO, the input of the nominating and governance committee with respect to the CEO’s performance in the area of corporate governance.

The compensation committee has also decided to obtain the input of Frederic W. Cook & Co., Inc. to assist the committee in analyzing the cash compensation levels of its senior executives and officers for the 2009 annual reviews.

Annual Non-Equity Incentive Bonus

The objectives of the Company’s non-equity incentive bonus program are to encourage and support profitable growth of the Company’s business by measuring the Company’s success against meeting or exceeding annual performance goals. For 2008, the board identified net revenue and EBITDA as the two key metrics because growth in these two areas was perceived to be most closely aligned with increasing stockholder value. After discussion with investment bankers in early 2008, we concluded that we are identified as a high-growth company and our value would be more heavily weighted to our growth in net revenue. Although we determined that our value was primarily related to growth in net revenue, we also included the more traditional measure of EBITDA to ensure a fair return to our stockholders because we determined that our growth in revenue should not be without growth in profit. Net revenues are based on the Company’s year-end audited financial statements, and EBITDA is calculated by taking the sum of net income of the Company and its subsidiaries plus interest charges, taxes, depreciation and amortization all established in accordance with the

Company’s senior secured debt financing loan documentation. Incentivizing executives to maximize top line revenues and cash flow is consistent with the Company’s philosophy of rewarding results which are most likely to lead to increased stockholder value. All employees will be measured against these two key metrics, except in the case of sales employees whose incentive bonus may be measured against their own unique metrics.

All employees are eligible to participate in the bonus program with target bonus percentages ranging from 10% – 100% of base salary. Lower bonus percentages apply to employees who have a limited ability to impact operating results while higher percentages are assigned to more senior executives who have a bigger impact on the Company’s ability to increase net revenues and cash flows. Participants who are not employed for the full year are eligible for a prorated bonus. In order to receive a bonus, a participant must be employed with the Company on the date the bonus is paid.

Bonuses are determined on a calendar year basis and are based upon net revenue (60% of bonus pool) and EBITDA (40% of bonus pool) thresholds, targets and maximums established by the compensation committee. The bonus opportunities for obtaining the threshold, target or maximum levels are shown for our named executive officers in the “Grant of Plan-Based Awards in 2008” table located elsewhere in this proxy statement. The amount of the actual bonus earned by a named executive officer, if any, is determined by the compensation committee. No bonuses are paid unless the threshold is achieved, with the threshold amounts set at approximately 85% of the target. Thresholds will always be set at a level higher than actual results from the prior year except in extremely unusual situations such as in deflationary economy. If target numbers are achieved, as determined by the compensation committee, 100% of the target bonus is earned. In 2008, the range of bonus percentage earned between threshold and target started at 0% (for meeting threshold) with straight-line interpolation up to 100% if the target is reached. In future periods, the Company may increase the starting percentage for reaching the threshold. Employees may be entitled to up to 200% of a targeted bonus in the event the Company exceeds the target revenue or EBITDA established by the board of directors with straight-line interpolation of results between target and the maximum.

For all executives, any bonus amount over the target percentage of base salary is not to be paid until the following year and then it will only be paid if the Company meets or exceeds both the revenue and EBITDA results for that year. In the event the Company fails to meet or exceed prior-year results in both areas, the excess bonus will not be paid. This “clawback provision” is consistent with the Company’s philosophy of only rewarding sustainable growth. No bonus is paid or accrued if it would cause an event of default under the Company’s first or second lien credit facility.

The following table illustrates the percentage of base salary that would have been earned (without regard to the clawback provision described above that would require the Company to meet or exceed the performance measure in the following year for the executive to earn amounts over the target percentage of base salary) as a bonus upon achieving the corresponding performance measure in 2008 for each of our named executive officers.

Possible 2008 Cash Incentive Bonus as a Percentage of Annual Base Salary

	Threshold*	Target	Maximum**
Stephen B. Hughes	0%	100%	200%
Robert S. Gluck	0%	80%	160%
Alan S. Gever	0%	50%	100%
John F. Konzelmann	0%	35%	70%

*	Bonuses are not awarded until the threshold level is exceeded. Assuming the threshold is exceeded but target is not achieved, then the executive would be awarded a percentage of the targeted bonus by using straight-line interpolation between threshold and target.
**	Assuming the target is exceeded, then the executive would be awarded the target bonus plus a percentage of the target bonus by using straight-line interpolation between target and maximum. However, any award over the target bonus would be subject to the clawback provision described above.

In 2008, we established threshold, target and maximum net revenue of $235 million, $260 million and $280 million, respectively, and a threshold, target and maximum EBITDA of $33 million, $36 million and $42 million, respectively. However, no bonuses were paid to the named executive officers in 2008 as the Company failed to achieve the thresholds primarily due to extraordinary increases in commodity costs and a steep decline in the overall economy. In December 2008, we authorized the payment of a one-time discretionary bonus in the aggregate amount of approximately $1.0 million, which was paid to all employees other than the named executive officers and other senior management positions. In making this decision, we noted that the Company had performed well since the GFA merger in May 2007 and also significantly increased its marketing, trade and promotional spending during the year, which should have the effect of increasing the value of the Company (although it decreased the Company’s EBITDA). The Company did not pay the discretionary bonuses to the named executive officers because the Company did not want to stray from its previously announced plan in the middle of a performance cycle.

Payment of annual incentive bonuses is consistent with the Company’s philosophy of rewarding employees for consistently achieving high performance expectations over time. In establishing threshold, target and maximum revenue and EBITDA goals, the Company will use as its benchmark its mission to achieve net revenue of $500 million in the next three to four years.

For 2009, we have increased the percentage allocation to EBITDA, with EBITDA now accounting for 50% of bonus pool. We believe that in today’s economy, more focus has been placed on profitability and have revised our weighting between revenue and EBITDA to better reflect this new belief.

Equity Incentives

Overview

The Company strongly believes that providing executives with an opportunity to increase their ownership of common stock in the Company aligns their interests with stockholders. We maintain a Stock and Awards Plan in order to promote the long-term growth and financial success of the Company and substantially increase stockholder value by attracting and retaining outstanding executives, employees, consultants and advisors. At our annual meeting on May 21, 2008, the stockholders of the Company authorized an amendment to the stock plan to increase the number of shares available under the plan to 12,150,000, an increase of 2,500,000 shares from the original plan.

No restricted stock or restricted stock units have been awarded because the Company believes that stock options are more consistent with the Company’s incentive based philosophy and aligns executives’ interests more closely with the interests of stockholders. Our executives do not realize any value on their stock options (as opposed to restricted stock) unless the value of the Company increases. The Company may decide to award restricted stock or restricted stock units in the future. Although executives realize value from restricted stock and restricted stock units regardless of whether the value of the Company increases, awards of restricted stock and restricted stock units can benefit our stockholders because they generally involve fewer shares and therefore are less dilutive than stock options.

Approximately 56% of our stock option awards are subject to time vesting. Normal time vesting is over a four-year period in equal installments. The four-year vesting schedule, which is longer than the most common practice, reflects the Company’s philosophy of designing benefit plans to provide for longer-term retention. Except in the case of death or disability, all unvested time options are forfeited upon termination of employment.

The remaining 44% of our stock options are subject to performance vesting, which is tied to the achievement of stock price hurdles of the Company’s stock. One-half of the stock options subject to performance vesting will vest, if at all, when the Company’s stock closes at or above $16.75 for 20 out of 30 trading days. The remaining one-half will vest, if at all, when the Company’s stock closes at or above $20.25 for 20 out of 30 trading days. On May 21, 2007, we completed a private placement of common stock and Series A convertible preferred stock in order to raise a portion of the proceeds necessary to finance the acquisition of GFA. The time and performance vesting stock options were coordinated with providing our private placement investors an attractive rate of return on their investment before executives would realize their performance based stock options. The first vesting hurdle of $16.75 was established to provide private placement investors with approximately a 125% return on their initial investment and the second vesting hurdle of $20.25 was established to provide private placement investors with approximately a 175% return on their initial investment.

Our named executive officers’ stock options vest 50% over time and 50% based on performance because the committee has determined that these positions have greater influence over the performance of the Company than lower-level employees and, therefore, having a greater percentage of performance based stock options align the executive’s interests more with our stockholders’ interests.

Recent Developments

At the February 2009 compensation committee meetings, the committee spent a considerable amount of time analyzing the advisability of re-pricing the Company’s stock options. The committee expressed concern that despite the strong performance of its named executive officers, other senior management and employees as a whole, the Company’s stock price was $2 – $4 below the average strike price for employee stock options. The committee expressed concern that one of the key elements of its incentive based compensation program was not, at this point in time, having its desired effect. The committee noted that all of the named executive officers stock options had exercise prices higher than the market price of the Company’s common stock despite the Company having a relatively good year in relation to other companies in this difficult economy. Therefore, the Company faces an increased risk of not being able to retain the highly talented individuals necessary to achieve the Company’s aggressive growth plan and other strategic objectives. The compensation committee noted that despite the worst economic downturn in decades, the Company was able to (1) increase market share in the spreads category each quarter, (2) launch a robust line of new products, (3) increase average items per store from approximately fourteen to twenty and (4) grow revenues on an operating basis by 26% for the full year and 31% in the second half of 2008. After considerable discussion, the compensation committee nonetheless determined that it was not in the Company’s or stockholders’ interest to implement a stock option re-pricing program. The committee noted that the stock option program was still relatively new and option holders still had eight years or more to exercise vested options. Although no action was taken at that time, the compensation committee indicated that it would continue to monitor this situation and re-address this topic if circumstances change. The committee believes that the retention of the current senior management would place the Company in the best position to achieve its goals and objectives. The compensation committee will continue to review the stock option program in order to effectively address this issue.

The compensation committee plans on engaging the input of Frederic W. Cook & Co., Inc. for assistance in determining whether it is advisable to develop an alternative compensation program for its named executive officers and senior management team to help bridge the current shortfalls in the Company’s stock option program.

Change-in-Control Payments

Change-in-Control Agreements

Each of our named executive officers has a change-in-control agreement. The Company believes these change-in-control arrangements effectively create incentives for our executives to build stockholder value and to obtain the highest value possible should we be acquired in the future, despite the risk of losing employment. These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky absent these arrangements. The change in control agreements are reviewed annually.

Our change-in-control arrangements for our executive officers are “double trigger,” meaning that no payments (other than the immediate vesting of all unvested stock options described below) are made upon a change-in-control unless the executive's employment is terminated involuntarily (other than for cause) or a voluntary termination for “good reason” within 24 months following a change-in-control. We believe this structure strikes a balance between the incentives and the executive hiring and retention effects described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change of control transaction. We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive significant payments in connection with such a transaction and are no longer required to continue employment to earn the benefits under these agreements.

In August 2008, we revised our change-in-control agreement to specify that if payments we make in connection with a change-in-control would be subject to the excise tax on “excess parachute payments” imposed by Section 4999 of the Internal Revenue Code, the payments to the executive will be “grossed-up” to cover excise taxes only if they exceed $100,000. Previously, the tax gross up payment would have been paid regardless if the amount exceeded $100,000. Our compensation committee believes that this strikes an appropriate balance between the potential harm to the executive and the impact on our stockholders.

Please refer to the section entitled “Potential Payments Upon A Change-In-Control or Termination Following A Change-In-Control” for a complete description of the change-in-control agreements.

Change-in-Control Provisions in Stock Option Award Agreements

In accordance with out standard form of stock option award agreement, all outstanding stock options would immediately vest upon a change-in-control (with or without the employee being terminated) for each of our named executive officers and all other employees receiving stock options. The compensation committee believes that arrangement was necessary to attract and retain our high level employees as other companies typically offer such an arrangement as a standard practice and in order to be competitive, we also needed to offer this arrangement. On the recommendation of the compensation committee, the board of directors amended the stock option award agreements in August 2008 in order to have the award agreements more aligned with the interests of stockholders by, among other things, restricting the definition of a change-in-control.

Retirement: 401(k) and Profit-Sharing Plan

To provide executives with the opportunity to save for retirement on a tax-deferred basis, the Company sponsors a 401(k) plan. Pursuant to the plan, the Company matches dollar for dollar employee contributions up to a maximum of 5%. The predecessor company (GFA) maintained a 401(k) plan and the Company deemed it advisable to continue the 401(k) plan to retain legacy employees. In 2008, three of our named executive officers participated in the Company’s 401(k) plan.

Non-Qualified Deferred Compensation Plan

The Company sponsors a non-qualified deferred compensation plan that allows named executive officers to defer compensation to a later date that otherwise would be paid when earned. The deferred compensation plan became effective as of January 1, 2008. The purpose of the deferred compensation plan is to attract and retain key employees by providing each plan participant with an opportunity to defer receipt of a portion of their salary, bonus, and other specified compensation (if any). Many of the Company’s competitors with whom we compete for talented, experienced executives have similar deferred compensation plans. In 2008, one of our named executive officers participated in the deferred compensation plans.

Stock Ownership and Holding Policy

The Company does not currently have a stock ownership and holding policy for its executive officers, principally because our stock option plan is relatively new and option holders have not yet exercised vested options. As the stock option program matures, the compensation committee will monitor the situation and determine if a stock ownership and holding policy is justified to further strengthen the alignment of named executive officer and stockholder interests.

Policy Regarding Recoupment of Compensation

In 2008, the compensation committee revised its stock plan to require an employee who is terminated for cause to forfeit all awards previously granted to the employee retroactive to the date the employee first engaged in the conduct that was the basis for such termination. In addition, the compensation committee authorized a revision to its standard change of control agreements to require a forfeiture of any change of control benefit other than accrued compensation (as defined in the change of control agreement) through the date of termination in the event a change of control recipient was terminated for cause. The compensation committee made these revisions because they determined that it would be inappropriate to reward employees who engage in inappropriate behavior. The compensation committee has discussed expanding these forfeitures to include recovery of profits realized from the sales of securities and recovery of other forms of incentive compensation in situations where the Company is required to restate its financial statements.

Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation paid to senior executives over $1,000,000 in any fiscal year. However, the disallowance of tax deductions does not apply to certain qualifying performance-based compensation. The compensation committee recently amended its incentive bonus plan so that it would qualify for this exemption in 2009 and beyond. This was accomplished by eliminating the compensation committee’s ability to adjust final incentive bonus awards for our named executive officers.

The compensation committee reviews all of its compensation plans and agreements at least annually as they relate to Section 162(m). Although the compensation committee has not authorized any compensation award to any named executive officer which would result in non-deductible compensation expenses and even though the compensation committee has taken affirmative steps to avoid this result, the compensation committee has not adopted any formal policy precluding it from approving compensation for named executive officers which would not be fully deductible under section 162(m).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The compensation committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Sincerely,
James E. Lewis Gerald J. Laber James B. Leighton Robert F. McCarthy

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table for 2006, 2007 and 2008

The following table summarizes the compensation of our chief executive officer, our chief financial officer, our chief operating officer (who served as our chief financial officer from May 2007 until January 2008) and our principal accounting officer for the years ended December 31, 2006, 2007 and 2008. We refer to these individuals as our “named executive officers.”

None of our executive officers or directors received any compensation for services rendered prior to our initial business combination on May 21, 2007 although they were reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf that occurred prior to our initial business combination.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2) ($)	All Other Compensation ($)		Total ($)
Stephen B. Hughes Chairman and CEO	2008	$500,000		—	—	$2,148,269	—	—	—		$2,648,269
	2007	$397,477	(3)	—	—	$1,316,617	—	—	$8,034,762	(4)	$9,748,856
	2006	—		—	—	—	—	—	—		—
Robert S. Gluck Vice chairman and COO (CFO until January 2008)	2008	$400,000		—	—	$2,468,301	—	—	$11,500	(5)	$2,879,801
	2007	$299,999	(3)	—	—	$1,316,617	—	—	$1,848,063	(4)	$3,464,679
	2006	—		—	—	—	—	—	—		—
Alan S. Gever Chief financial officer	2008	$275,000	(6)	—	—	$847,796	—	—	$3,708		$1,126,504
John F. Konzelmann Vice president, controller and principal accounting officer	2008	$206,250		—	—	$363,481	—	—	$9,479		$579,210
	2007	$112,450	(7)	—	—	$196,885	—	—	—		$309,335

(1)	The amounts in this column represent the aggregate amount recognized for financial reporting purposes in accordance with FAS 123(R) for stock options that vested during the year in question, except that in accordance with SEC rules, the amounts have not been adjusted to reflect an estimate for forfeitures related to service-based vesting conditions. None of the individuals in the table forfeited any stock options during 2008 with service-based vesting conditions. The fair value of the stock options will likely vary from the actual value the holder receives because the actual value depends on the number of options exercised and the market price of our stock on the date of exercise. We use a Monte Carlo simulation model for stock options which are tied to the achievement of stock price hurdles of the Company’s stock.

FAS 123(R) Assumptions:

The following table sets forth the FAS 123(R) assumptions used in the calculation of the fair value of stock options expensed in our “Summary Compensation Table.”

	2008	2007
Weighted average risk-free interest rate	3.53%	4.69%
Dividend yield	—	—
Weighted average volatility	37.91%	35.9%
Expected life of stock options subject to performance vesting	10 years	10 years
Expected life of stock options subject to time vesting	7 years	7 years

(2)	In December 2007, the Company established a deferred compensation plan, which allows key employees to defer up to 80% of their base salary and up to 100% of their bonuses in a tax deferred savings and retirement plan. In 2008, Mr. Konzelmann was the only named executive officer who participated in our deferred compensation plan. In 2008, the earnings on Mr. Konzelmann’s deferred compensation resulted in a loss. In accordance with SEC rules, the loss has been omitted from the Summary Compensation Table above. For additional details on our deferred compensation plan, please refer to the table below entitled “Non-Qualified Deferred Compensation.”
(3)	Our secured debt agreement required the total cash compensation of Stephen B. Hughes and Robert S. Gluck during 2007 to be limited to $400,000 and $300,000, respectively.
(4)	Amounts included for Messrs. Hughes and Gluck in 2007 include the fair market value of founders’ stock released from escrow on October 11, 2007. Such founders’ stock, when purchased in June 2005, was freely transferable and not subject to a substantial risk of forfeiture. In December 2005, all of the common stock purchased by our executives and directors from us in June 2005 at a price of approximately $0.008 per share, was placed in escrow, as required by our IPO underwriters, with Continental Stock Transfer & Trust Company, as escrow agent. The founders’ stock was only to be released from escrow on December 16, 2008 in the event that we were able to complete an initial business combination, but one-half of the escrowed shares could be released earlier, after our initial business combination, if our stock closed at $11.50 or above for a specified period of time.
(5)	Amounts consist solely of the Company’s matching 401(k) contribution.
(6)	Mr. Gever became our Chief Financial Officer on January 7, 2008.
(7)	For services performed from June 11, 2007, Mr. Konzelmann’s date of hire.

Grants of Plan-Based Awards in 2008

The Company’s non-equity incentive bonus program is designed to encourage and support profitable growth of the Company’s business by measuring the Company’s success against meeting or exceeding annual net revenue and EBITDA goals. We also maintain the stock plan in order to promote the long-term growth and financial success of the Company and substantially increase stockholder value by attracting and retaining outstanding executives, employees, consultants and advisors. Approximately 56% of all outstanding stock option awards are subject to time vesting. The remaining 46% of stock options are subject to performance vesting, which is tied to the achievement of stock price hurdles of the Company’s stock.

For more information about our non-equity incentive plan and our stock plan, see the section entitled “Compensation Discussion and Analysis” included elsewhere in this proxy statement.

The table below displays the grants of plan based awards made to our named executive officers in 2008.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1)
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)		Target (#)
Stephen B. Hughes Chairman and CEO		$5,000	(2)	$500,000	(2)	$1,000,000	(2)	—		—	—	—
Robert S. Gluck Vice chairman and COO (CFO until January 2008)	6/5/08			$3,200	(2)	$320,000	(2)	$640,000	(2)
	6/5/08							250,000	(3)		$8.54	$1,121,836
	6/5/08									250,000	$8.54	$992,500
Alan S. Gever Chief financial officer		$1,375	(2)	$137,500	(2)	$275,000	(2)
	1/7/08							175,000	(3)		$9.58	$912,519
	1/7/08									175,000	$9.58	$768,250
John F. Konzelmann Vice president, controller and principal accounting officer		$744	(2)	$74,375	(2)	$148,750	(2)	—		—	—	—

(1)	The amounts in this column represent the grant date fair value of the equity award calculated in accordance with FAS 123(R). The fair value of the stock options will likely vary from the actual value the holder receives because the actual value depends on the number of options exercised and the market price of our stock on the date of exercise.
(2)	Represents threshold, target and maximum possible payouts for 2008 under the Company’s non-equity incentive bonus plan. The threshold payments assume that the threshold performance level was exceeded by the minimum possible amount for both net revenue and EBITDA as no payments are earned if threshold is not exceeded. None of these awards were earned as performance targets were not met.
(3)	Consists of stock options subject to performance vesting. One-half of the options will vest, if at all, when the Company’s stock closes at or above $16.75 for 20 out of 30 trading days. The remaining one-half of the options will vest, if at all, when the Company’s stock closes at or above $20.25 for 20 out of 30 trading days.

Outstanding Equity Awards at 2008 Year-End

The following table sets forth the outstanding equity awards held by our named executive officers at December 31, 2008.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Stephen B. Hughes Chairman and CEO	187,500	562,500	(1)	750,000	(2)	$9.85	5/21/17
Robert S. Gluck Vice chairman and COO (CFO until January 2008)		250,000	(3)	250,000	(2)	$8.54	6/5/18
	187,500	562,500	(1)	750,000	(2)	$9.85	5/21/17
Alan S. Gever Chief financial officer		175,000	(4)	175,000	(2)	$9.58	1/7/18
	31,250	93,750	(5)	125,000	(2)	$10.07	6/4/17
John F. Konzelmann Vice president, controller and principal accounting officer	31,250	93,750	(6)	125,000	(2)	$10.00	6/11/17

(1)	The options are subject to time vesting in equal installments over the remaining three year period on each of May 21, 2009, 2010 and 2011.
(2)	50% of the options will vest, if at all, when the Company’s stock closes at or above $16.75 for 20 out of 30 trading days. The remaining 50% of the options will vest, if at all, when the Company’s stock closes at or above $20.25 for 20 out of 30 trading days.
(3)	The options are subject to time vesting in equal installments over a four year period on each of June 8, 2009, 2010, 2011 and 2012.
(4)	The options are subject to time vesting in equal installments over a four year period on each of January 7, 2009, 2011, 2011 and 2012.
(5)	The options are subject to time vesting in equal installments over the remaining three year period on each of June 4, 2009, 2010 and 2011.
(6)	The options are subject to time vesting in equal installments over the remaining three year period on each of June 11, 2009, 2010 and 2011.

Non-Qualified Deferred Compensation

In December 2007, the Company established a deferred compensation plan, which allows key employees to defer up to 80% of their base salary and up to 100% of their bonuses in a tax deferred savings and retirement plan managed by a third party investment bank who provides the participant with various investment options in the market. The Company has established an irrevocable trust, which enables the Company to transfer assets into trust and hold such assets for paying participant benefit obligations, although the assets of the trust are subject to the claims of our creditors in the event of our insolvency or bankruptcy. Distributions from the plan may be made to the employee upon termination from service, for hardship, retirement, death and for limited other circumstances.

The following table sets forth the non-qualified deferred compensation of our named executive officers at December 31, 2008.

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Stephen B. Hughes Chairman and CEO	—		—	—	—	—
Robert S. Gluck Vice chairman and COO (CFO until January 2008)	—		—	—	—	—
Alan S. Gever Chief financial officer	—		—	—	—	—
John F. Konzelmann Vice president, controller and principal accounting officer	$80,000	(1)	—	$(20,333)	—	$59,667

(1)	The executive’s contributions are included in the executive’s 2008 base salary in the Summary Compensation Table.

Potential Payments Upon A Change-In-Control or Termination Following A Change-In-Control

Payments Upon a Change-In-Control

The Company’s standard form of stock option award agreement provides that all unvested stock options will immediately vest upon a change-in-control (as defined in the stock option award agreement). As of December 31, 2008, the exercise price of each of our named executive officers’ stock options exceeded the market value of our common stock. Therefore, our named executive officers would not have realized any value upon the immediate vesting of their stock options assuming a change of control occurred on December 31, 2008. In addition, pursuant to the Company’s financial performance incentive program, each of the named executive officers would receive a Bonus Amount upon a change-in-control. Bonus Amount is defined as the greater of (i) the target bonus as in effect on the termination date, (ii) the actual bonus amount earned by the executive under the Company’s bonus program for the fiscal year prior to the fiscal year in which the termination occurs or (iii) the actual bonus amount earned by the executive under the Company’s bonus program for the fiscal year in which the termination occurs. Assuming a change-in-control occurred on December 31, 2008, each of the named executive officers would have received their target bonus as a percentage of the executive’s base salary as set forth in the table included in the Compensation Discussion and Analysis section entitled “Possible 2008 Cash Incentive Bonus as a Percentage of Annual Base Salary.”

Payments Upon Termination After a Change-In-Control Occurs

We have entered into change of control agreement with each of Messrs. Hughes, Gluck, Gever and Konzelmann. The agreements were revised in August 2008 to more align the agreements with the interests or stockholders. The agreements expire on December 31 of each year (unless a change of control occurs) and automatically renew for successive one-year terms unless either party gives notice of non-renewal within 90 days before the end of the current term. The following describes the compensation that will be payable to our executive officers on termination under these agreements within 24 months following a change of control provided that the executive executes a release of the Company for claims the executive may have against the Company or its affiliates.

If we terminate the executive for “cause” or the executive terminates his employment without “good reason,” the executive officer will receive only accrued compensation through the date of termination. If the executive’s employment is terminated due to death or disability, the executive officer will receive accrued compensation through the date of termination plus a target bonus, which is measured as a percentage of base salary. In 2008, the target bonus for each executive is the applicable percentage of the executive’s base salary as set forth in the table included in the Compensation Discussion and Analysis section entitled “Possible 2008 Cash Incentive Bonus as a Percentage of Annual Base Salary” (the “Target Bonus”). For example, Mr. Hughes’s Target Bonus for 2008 was 100% of base salary. The payments described in this paragraph will be paid in a lump sum within 15 days after the later of the executive’s termination or separation from service, unless the payment is deferred six months in order to comply with Section 409A of the Internal Revenue Code.

If the executive’s employment is terminated for any reason other than as described in the preceding paragraph, the executive will receive (i) accrued compensation through the date of termination, (ii) a sum equal to, in the case of Messrs. Hughes and Gluck, two times the sum of base salary plus a Bonus Amount (as defined below), in the case of Mr. Gever, 1.5 times the sum of base salary plus a Bonus Amount, and for Mr. Konzelmann, one year of base salary plus a Bonus Amount; and (iii) reimbursement for premiums for COBRA coverage for the executive, the executive’s spouse and dependants for a maximum of eighteen months. Bonus Amount is defined as the greater of (i) the Target Bonus as in effect on the termination date, (ii) the actual bonus amount earned by the executive under the Company’s bonus program for the fiscal year prior to the fiscal year in which the termination occurs or (iii) the actual bonus amount earned by the executive under the Company’s bonus program for the fiscal year in which the termination occurs. The payments described in this paragraph, with the exception of COBRA coverage, will be paid in a lump sum within 15 days after the later of the executive’s termination or separation from service, unless the payment is deferred six month in order to comply with Section 409A of the Internal Revenue Code. COBRA coverage will be paid directly by the Company or the Company will reimburse the executive over the term of coverage.

If payments we make in connection with a change of control would be subject to the excise tax on “excess parachute payments” imposed by Section 4999 of the Internal Revenue Code, the payments to the executive will be “grossed-up” to cover excise taxes if they exceed $100,000.

The definition of “cause” means any of the following, as determined by our board of directors, in its sole discretion: (a) fraud or intentional misrepresentation, (b) embezzlement, misappropriation or conversion of assets or opportunities of the Company, (c) acts or omissions that are in bad faith or constitute gross negligence, or willful or reckless misconduct, or (d) conviction, plea of guilty or nolo contendere, or judicial determination of civil liability, based on a federal or state felony or serious criminal or civil offense.

The definition of “good reason” means any one or more of the following conditions, but only if (x) the condition was not consented to by the executive in advance or subsequently ratified by the executive in writing, (y) the condition remains in effect thirty days after the executive gives written notice to the board of directors of the executive’s intention to terminate employment for good reason, which notice specifically identifies such condition, and (z) the executive gives the notice referred to in (y) above within ninety days of the initial existence of such condition:

(i)	any material diminution of the executive’s authority, duties or responsibilities;
(ii)	any material diminution in the authority, duties, or responsibilities of the officer to whom the executive is required to report, including the requirement that the executive report to a corporate officer or employee rather than reporting to the board of directors;
(iii)	a material diminution of the executive’s base compensation;
(iv)	a material diminution in the budget over which the executive retains authority;
(v)	a material change in the geographic location at which the executive must perform the executive’s duties and responsibilities; or
(vi)	any other action or inaction by the Company that constitutes a material breach of the change of control agreement or any other agreement pursuant to which the executive provides services to the Company.

In determining whether the executive has grounds to terminate employment for good reason, the executive’s assertion of the existence of good reason is assumed correct unless the Company establishes by clear and convincing evidence that good reason does not exist.

The definition of “change of control” means the occurrence of any of the following: events with respect to the Company:

(i)	any person (other than an exempt person) acquires securities of the Company representing fifty percent or more of the combined voting power of the Company’s then outstanding voting securities;
(ii)	any person acquires, during the twelve month period ending on the date of the most recent acquisition, securities of Company representing at least thirty percent of Company’s then outstanding voting securities;
(iii)	a majority of the members of the board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors serving immediately prior to such appointment or election; or
(iv)	any person, during the twelve month period ending on the date of the most recent acquisition, acquires assets of Company having a total gross fair market value equal to or more than forty percent of the total gross fair market value of Company’s assets immediately before such acquisition or acquisitions;

but only if the applicable transaction otherwise constitutes a “change in control event” for purposes of Section 409A of the Internal Revenue Code and Treas. Reg. §1.409A-3(i)(5).

The following table illustrates the additional compensation that we estimate would be payable to each of our named executive officers on termination of employment under each of the circumstances described above, assuming the termination occurred on December 31, 2008. The amounts shown are estimates and do not necessarily reflect the actual amounts that these individuals would receive on termination of employment within 12 months of a change of control:

Name	Base Salary Multiple	Base Salary X Multiple ($)		Target Bonus(1) ($)		Bonus Amount(1) ($)		COBRA Benefits ($)		Tax Gross-Up ($)		Total ($)
Termination by Company With Cause or by the Executive Without Good Reason:
Stephen B. Hughes		—		—		—		—		—		—
Robert S. Gluck		—		—		—		—		—		—
Alan S. Gever		—		—		—		—		—		—
John F. Konzelmann		—		—		—		—		—		—
Death or Disability:
Stephen B. Hughes		—		$500,000		—		—		—		$500,000
Robert S. Gluck		—		$320,000		—		—		—		$320,000
Alan S. Gever		—		$137,500		—		—		—		$137,500
John F. Konzelmann		—		$74,375		—		—		—		$74,375
Termination Without Cause or by the Executive for Good Reason:
Stephen B. Hughes	(2.0x)	$1,000,000	(2)	$500,000	(3)	$500,000	(2)	$28,568	(2)(4)	$709,361	(2)	$2,737,929
Robert S. Gluck	(2.0x)	$800,000	(2)	$320,000	(3)	$320,000	(2)	$16,212	(2)(4)	—		$1,456,212
Alan S. Gever	(1.5x)	$412,500	(2)	$137,500	(3)	$137,500	(2)	$23,454	(2)(4)	—		$710,954
John F. Konzelmann	(1.0x)	$212,500	(2)	$74,375	(3)	$74,375	(2)	$16,212	(2)(4)	—		$377,462

(1)	The Target Bonus and the Bonus Amount are each calculated as the executive’s possible Target Bonus in 2008. The Target Bonus for each executive in 2008 is the applicable percentage of the executive’s base salary as set forth in the table included in the Compensation Discussion and Analysis section entitled “Possible 2008 Cash Incentive Bonus as a Percentage of Annual Base Salary.”
(2)	Payable pursuant to the terms of the change-in-control agreement.
(3)	Payable pursuant to the Company’s financial performance incentive program.
(4)	Assuming the COBRA benefits continue for a period of 18 months following December 31, 2008.

Director Compensation for 2008

We pay an annual retainer of $20,000 to each of our non-employee directors, which is pro rated for directors serving less than an entire year, plus $1,500 for each board meeting attended and $1,000 for each board committee meeting attended. We pay an additional annual retainer of $5,000 to the directors who chair our committees and an additional $12,500 annual retainer to the chairman of our audit committee.

The following table summarizes the compensation of our directors for 2008. Please refer to the preceding tables for compensation paid to our executive officers who are also directors.

Name	Fees Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Robert J. Gillespie	$22,499	$117,653	—	$140,152
William E. Hooper(2)	$179,166	$438,041	$8,720	$625,927
Gerald J. Laber	$31,000	$117,563	—	$148,563
James B. Leighton	$22,000	$108,563	—	$130,563
James E. Lewis	$24,499	$117,563	—	$142,062
Robert F. McCarthy	$26,000	$117,563	—	$143,563
Michael R. O’Brien	$16,077	$108,563	—	$124,640

(1)	The amounts in this column represent the aggregate amount recognized for financial reporting purposes in 2008 in accordance with FAS 123(R) as presented in our audited financial statements contained in our annual report of Form 10-K. The fair value of the stock options will likely vary from the actual value the holder receives because the actual value depends on the number of options exercised and the market price of our stock on the date of exercise.

FAS 123(R) Assumptions:

The following table sets forth the FAS 123(R) assumptions used in the calculation of the fair value of the stock options presented in our “Director Compensation Table.”

2008
Weighted average risk-free interest rate	3.53%
Dividend yield	—
Weighted average volatility	37.91%
Expected life of stock options subject to performance vesting	10 years
Expected life of stock options subject to time vesting	7 years
(2)	William E. Hooper, one of our directors, is also our employee. Mr. Hooper provides us with marketing services. Amounts included represent Mr. Hooper’s compensation in 2008. Mr. Hooper, as an employee-director, is not entitled to the payment of a board retainer or payments for board or committee meetings attended.

The following table shows the number of stock options held by each director as of December 31, 2008:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Robert J. Gillespie		45,000	(1)			$7.69	8/07/18
	22,500	67,500	(2)	—		$9.85	5/21/17
William E. Hooper		75,000	(3)			$6.53	11/07/18
				75,000	(4)	$6.53	11/07/18
	37,500	112,500	(2)			$9.85	5/21/17
				150,000	(4)	$9.85	5/21/17
Gerald J. Laber		45,000	(1)			$7.69	8/07/18
	22,500	67,500	(2)	—		$9.85	5/21/17
James B. Leighton		45,000	(1)			$7.69	8/07/18
	22,500	67,500	(2)	—		$9.00	8/14/17
James E. Lewis		45,000	(1)			$7.69	8/07/18
	22,500	67,500	(2)	—		$9.85	5/21/17
Robert F. McCarthy		45,000	(1)			$7.69	8/07/18
	22,500	67,500	(2)	—		$9.85	5/21/17
Michael R. O’Brien		45,000	(1)			$7.69	8/07/18
	22,500	67,500	(2)	—		$9.00	8/14/17

(1)	The options are subject to time vesting in equal installments over a four year period on each of August 7, 2009, 2010, 2011 and 2012.
(2)	The options are subject to time vesting in equal installments over the remaining three year period on each of May 21, 2009, 2010 and 2011.
(3)	The options are subject to time vesting in equal installments over a four year period on each of November 7, 2009, 2010, 2011 and 2012.
(4)	50% of the options will vest, if at all, when the Company’s stock closes at or above $16.75 for 20 out of 30 trading days. The remaining 50% of the options will vest, if at all, when the Company’s stock closes at or above $20.25 for 20 out of 30.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of April 1, 2009 by:

•	each of our executive officers and directors; and
•	each person known by us to be the beneficial owner of more than 5% of any class of our voting stock; and
•	all our executive officers and directors, as a group.

Unless otherwise indicated, we believe that all persons named in the following table have sole voting and investment power with respect to all shares of stock beneficially owned by them. As of April 1, 2009, we had 62,630,683 shares of common stock issued and outstanding.

Name and Address of Beneficial Owner	Beneficial Ownership of Common Stock	Percentage of Outstanding Common Stock
Stephen B. Hughes(1)(2)	1,988,805	3.13%
Robert S. Gluck(1)(3)	706,807	1.12%
Alan S. Gever(1)(4)	39,830	*
John F. Konzelmann(1)(5)	31,250	*
Robert J. Gillespie(1)(6)	178,660	*
William E. Hooper(1)(7)	129,584	*
Gerald J. Laber(1)(8)	119,878	*
James B. Leighton(1)	2,280	*
James E. Lewis(1)(9)	1,266,451	2.01%
Robert F. McCarthy(1)(10)	119,290	*
Michael R. O’Brien(1)(11)	350,860	*
Adage Capital Partners, L.P.(12)	6,828,833	10.90%
Columbia Wanger Asset Management, L.P.(13)	5,000,000	7.98%
William Blair & Company, L.L.C.(14)	4,836,910	7.77%
Waddell & Reed Financial, Inc(15)	3,380,633	5.40%
O.S.S. Capital Management LP and Oscar S. Schafer(16)	3,230,340	5.16%
All directors and executive officers as a group (11 individuals)	4,933,695	7.63%

*	Less than 1%.
(1)	The business address of each of the noted individuals is 115 West Century Road – Suite 260, Paramus, New Jersey 07652. In calculating the number of shares beneficially owned and the percentage ownership, shares underlying options and founding director warrants held by that individual that are either currently exercisable or exercisable within 60 days from April 1, 2009 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity.
(2)	Includes 100,000 shares owned by Mr. Hughes’ spouse and 239,265 shares owned in equal 79,755 share increments by the Caroline Elise Hughes Irrevocable Trust, the John Trevelyn Hughes Irrevocable Trust, and the Henry Thomas Hughes Irrevocable Trust, trusts established for the benefit of Mr. Hughes’ three children and as to which his spouse is the trustee. Excludes 150,128 shares sold in November 2005 by Mr. Hughes, at a price equal to that paid by him, to three irrevocable trusts established in favor of adult members of Mr. Hughes’ family, as to which Mr. Hughes disclaims beneficial ownership. The voting rights for shares held in the three trusts are exercisable by the trustee, Mr. Stephen Feldhaus. Beneficial ownership includes 448,529 founding director warrants to purchase shares of our common stock at a price of $6.00 per share. Beneficial ownership also includes 375,000 shares of common stock issuable upon the exercise of options within 60 days of April 1, 2009 and excludes: (i) 375,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $16.75 per share for 20 of 30 consecutive trading days; and (ii) 375,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $20.25 per share for 20 of 30 consecutive trading days. Of the shares beneficially owned, Mr. Hughes has pledged 926,000 shares as security for a loan.
(3)	Includes 300,255 shares owned by the Kathleen J. Gluck Living Trust, the trustee of which is Mr. Gluck and the sole beneficiary of which is Kathleen J. Gluck, Mr. Gluck’s spouse. Beneficial ownership includes 375,000 shares of common stock issuable upon the exercise of options within 60 days of April 1, 2009 and excludes: (i) 500,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $16.75 per share for 20 of 30 consecutive trading days; and (ii) 500,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $20.25 per share for 20 of 30 consecutive trading days.
(4)	Beneficial ownership consists of 31,250 shares of common stock issuable upon the exercise of options within 60 days of April 1, 2009. Beneficial ownership excludes: (i) 150,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $16.75 per share for 20 of 30 consecutive trading days; and (ii) 150,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $20.25 per share for 20 of 30 consecutive trading days.
(5)	Beneficial ownership consists of 31,250 shares of common stock issuable upon the exercise of options within 60 days of April 1, 2009. Beneficial ownership excludes: (i) 62,500 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $16.75 per share for 20 of 30 consecutive trading days; and (ii) 62,500 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $20.25 per share for 20 of 30 consecutive trading days.
(6)	Mr. Gillespie is the principal of Westmount Investments, LLC, a privately held investment company. Beneficial ownership includes 34,370 shares of common stock held by Westmount Investments, LLC; 29,412 founding director warrants to purchase shares of our common stock at a price of $6.00 per share and 45,000 shares of common stock issuable upon the exercise of options within 60 days of April 1, 2009.
(7)	Beneficial ownership includes 14,706 founding director warrants to purchase common stock at a price of $6.00 per share and 75,000 shares of common stock issuable upon the exercise of options within 60 days of April 1, 2009.
(8)	Beneficial ownership includes: (i) 12,000 shares held by Mr. Laber’s spouse; (ii) 24,000 shares of common stock held in Mr. Laber’s IRA rollover account; (iii) 9,000 shares held in Mr. Laber’s 401(k) and (iv) 45,000 shares of common stock issuable upon the exercise of options within 60 days of April 1, 2009.
(9)	Beneficial ownership includes 448,529 founding director warrants to purchase shares of our common stock at a price of $6.00 per share. Includes 560,919 shares owned by Janis M. Lewis, Mr. Lewis’s spouse, and 45,000 shares of common stock issuable upon the exercise of options within 60 days of April 1, 2009.
(10)	Beneficial ownership includes 29,412 founding director warrants to purchase common stock at a price of $6.00 per share and 45,000 shares of common stock issuable upon the exercise of options within 60 days of April 1, 2009.
(11)	Beneficial ownership includes 29,412 founding director warrants to purchase shares of our common stock at a price of $6.00 per share. Beneficial ownership also includes shares held by the following entities:
•	39,878 shares held by Mr. O’Brien directly;
•	64,370 shares held by Aragon Trading Company, L.P. (Mr. O’Brien shares voting and investment power over the shares);
•	29,600 shares held Jayhawk Irrevocable Trust (Mr. O’Brien is the beneficiary of the trust and has investment control over the shares);
•	30,000 shares held by Hawkeye Irrevocable Trust (Mr. O’Brien is the trustee of the Hawkeye Irrevocable Trust and his wife is the beneficiary);
•	66,600 shares held by Bayway Investment Fund (Mr. O’Brien has sole voting and investment power over the shares);

•	20,000 shares held by Allick Irrevocable Trust (Mr. O’Brien shares investment and voting power over the shares);
•	20,000 shares held by Shorecrest Investment Fund (Mr. O’Brien has sole voting and investment power over the shares);
•	7,000 shares held by Yeatman Grandchildren Irrevocable Trust (Mr. O’Brien is the trustee);
•	3,000 shares held by Shorecrest Investment Fund (Mr. O’Brien has sole voting and investment power over the shares);
•	3,000 shares held by Shannon Patrick O'Brien Trust (Mr. O’Brien is the trustee);
•	5,000 shares held by Michael R. O'Brien Trust (Mr. O’Brien is the trustee and beneficiary);
•	5,000 shares held by Michael R. and Dianne C. O'Brien Trust FBO Shannon P. & Megan E. (Mr. O’Brien shares investment and voting power over the shares);
•	5,000 shares held by Megan E. O'Brien UTMA (Mr. O’Brien shares investment and voting power over the shares);
•	5,000 shares held by Dianne C. O'Brien Trust (Mr. O’Brien shares investment and voting power over the shares);
•	5,000 shares held in Mr. O’Brien’s Rollover IRA;
•	7,000 shares held by Heather Yeatman Holmstrom Irrevocable Trust (Mr. O’Brien is the trustee); and
•	6,000 shares held by John Brian Yeatman Irrevocable Trust (Mr. O’Brien is the trustee).
(12)	Information based on Schedule 13G/A filed October 21, 2008 by Adage Capital Partners, L.P., Adage Capital Partners GP, LLC, Adage Capital Advisors, LLC, Philip Gross and Robert Atchinson. The business address of Adage Capital Partners GP, LLC is 200 Claredon Street, 52nd Floor, Boston, Massachusetts 02116.
(13)	Information based on a Schedule 13G filed by Columbia Wanger Asset Management, L.P. on February 5, 2009. The shares reported by Columbia Wanger Asset Management, L.P. include shares held by Columbia Acorn Trust, a Massachusetts business trust that is advised by Columbia Wanger Asset Management, L.P. The business address of Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.
(14)	Information based on Schedule 13G filed on January 12, 2009 by William Blair & Company, L.L.C.. The business address of William Blair & Company, L.L.C. is 222 W Adams, Chicago, IL 60606.
(15)	Information based on Schedule 13G filed on February 4, 2009 by Waddell & Reed Financial, Inc., Waddell & Reed Financial Services, Inc., Waddell & Reed, Inc., Waddell & Reed Investment Management Company and Ivy Investment Management Company. The business address is 6300 Lamar Avenue, Overland Park, KS 66202.
(16)	Information based on a Schedule 13G/A filed on January 15, 2009, by O.S.S. Capital Management LP, Oscar S. Schafer & Partners I LP, Oscar S. Schafer & Partners II LP, O.S.S. Overseas Master Fund Ltd., O.S.S. Advisors LLC, Schafer Brothers LLC, Mr. Oscar S. Schafer, and Mr. Andrew Goffe, each of which may be deemed to beneficially own the shares. The business address of O.S.S. Capital Management LP is 598 Madison Avenue, New York, New York 10022.

Item 2 — The Ratification of the Appointment of Ehrhardt Keefe Steiner & Hottman PC as the Company’s Independent Registered Public Accounting Firm for 2009

The audit committee has appointed Ehrhardt Keefe Steiner & Hottman PC as our independent registered public accounting firm for the year ending December 31, 2009, and has further directed that the board submit the selection of Ehrhardt Keefe Steiner & Hottman PC for ratification by the stockholders at the annual meeting. Ehrhardt Keefe Steiner & Hottman PC has served as our independent registered public accounting firm since our inception in 2005. This proposal is put before the stockholders because, although the stockholder vote is not binding on the audit committee, the audit committee and the board believe that it is good corporate practice to seek stockholder ratification of the audit committee’s appointment of the independent auditors. If the appointment of Ehrhardt Keefe Steiner & Hottman PC is not ratified, the audit committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of Ehrhardt Keefe Steiner & Hottman PC is ratified, the audit committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent registered public accounting firm at any time during the year if it determines that such an appointment would be in the best interests of our Company and our stockholders.

Recommendation:

Our board recommends a vote FOR the ratification of the appointment of Ehrhardt Keefe Steiner & Hottman PC as the Company’s independent registered public accounting firm for 2009. If the appointment is not ratified, our audit committee will consider whether it should select another independent registered public accounting firm.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents fees for professional services rendered by Ehrhardt Keefe Steiner & Hottman PC (“EKS&H”) for the years ended December 31, 2007 and 2008.

	Year Ended
Fee Category	December 31, 2007	December 31, 2008
Audit fees	$184,191	$145,000
Audit-related fees	52,257	5,000
Tax fees	—	—
All other fees	—	—
Total fees	$236,448	$150,000

Audit Fees:  These fees include fees related to the audit of the company’s annual financial statements for 2007 and 2008 and review of the Company’s quarterly financial statements for 2007 and 2008.

Audit-Related Fees:  Audit-related fees are for assurance and related services including, among others, consultation concerning financial accounting and reporting standards.

All audit, audit-related and tax services performed by EKS&H in 2007 and 2008 were pre-approved by the audit committee, which concluded that the provision of such services by EKS&H was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. Representatives of EKS&H are expected to be present at the annual meeting and will be afforded an opportunity to make a statement if desired and are expected to be available to respond to questions.

AUDIT COMMITTEE REPORT

Management is responsible for our internal controls and financial reporting process. Our independent accountants for 2008, EKS&H, are responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing their report. The audit committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the audit committee met with management and the independent accountants to review and discuss the financial statements for the year ended December 31, 2008. The audit committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61, as amended. The audit committee also received written disclosures from the independent accountants mandated by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee discussed with the independent accountants that firm’s independence.

Based upon the audit committee’s discussions with management and the independent accountants, and the audit committee’s review of the representations of management and the independent accountants, the audit committee recommended that the board of directors include Smart Balance’s audited financial statements in its annual report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

Sincerely,

Gerald J. Laber
Robert J. Gillespie
Robert F. McCarthy

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

Regulations of the Securities and Exchange Commission require proxy statements to disclose the date by which shareholder proposals must be received by the company in order to be included in the company’s proxy materials for the next annual meeting. In accordance with these regulations, shareholders are hereby notified that if, pursuant to Rule 14a-8, they wish a proposal to be included in Smart Balance’s proxy statement and form of proxy relating to the 2010 annual meeting, a written copy of their notice must be received at our principal executive offices, in the form set forth below, no later than December 10, 2009. Under our bylaws, notice to us of a stockholder proposal submitted otherwise than pursuant to Rule 14a-8 will also be considered untimely if received at our principal executive offices not less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting and will not be placed on the agenda for the meeting. For the 2010 annual meeting, proposals submitted otherwise than pursuant to Rule 14a-8 must be received no earlier than January 20, 2010 and no later than February 19, 2010. In accordance with our bylaws, the chairperson of the meeting may refuse to acknowledge the proposal of any business not made timely.

To be in proper form, a stockholder’s notice must be in writing and must set forth:

•	the name and address of the stockholder who intends to propose the business and the number of shares of stock of the Company which are owned by such stockholder;
•	a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to introduce the business specified in the notice;
•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;
•	any material interest of the stockholder in such business; and
•	any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act.

In order to include information with respect to a stockholder proposal in the Company’s proxy statement and form of proxy for a stockholder’s meeting, stockholders must provide notice as required by, and otherwise comply with the requirements of, the Exchange Act and the regulations promulgated thereunder.

Stockholders wishing to submit names of potential candidates for consideration by our nominating and corporate governance committee for the board of directors’ slate of nominees for director should follow the procedures discussed under “Procedure for Stockholder Recommendations to the Nominating and Corporate Governance Committee for Potential Director Nominees.” Stockholders wishing to present their own nominations for director at the annual meeting should follow separate procedures discussed under “Procedure for Stockholder Nominations for Director.” Rule 14a-8 requiring the inclusion of stockholder proposals in our proxy materials does not apply to director nominations by shareholders.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE STOCKHOLDER MEETING
To Be Held on May 20, 2009

A copy of our annual report for the year ended December 31, 2008 accompanies this proxy statement. The proxy statement and our annual report to stockholders are also available online at: http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=26110. A stockholder who would like to obtain an additional copy of the proxy statement or annual report may obtain one by (i) writing to our corporate secretary at 115 West Century Road, Suite 260, Paramus, New Jersey 07652 or (ii) by downloading a copy at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=26110. A stockholder who would like to obtain directions to the annual meeting may (i) write to our corporate secretary at the address above or (ii) contact Eileen Hourigan at 201-568-9300.

ADDITIONAL INFORMATION

The board knows of no matter to be brought before the annual meeting other than the matters identified in this proxy statement. If, however, any other matter properly comes before the annual meeting, the individuals named in the proxy solicited by the board intend to vote on it on behalf of the stockholders they represent in accordance with their best judgment.

ANNUAL MEETING OF STOCKHOLDERS OF

SMART BALANCE, INC.

MAY 20, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Company’s annual report, proxy statement and proxy card are available online at:
http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=26110.
A stockholder who would like to obtain directions to the annual meeting may contact Eileen Hourigan at 201-568-9300.

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

|ag Please detach along perforated line and mail in the envelope provided. |ag

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS TO SERVE A THREE-YEAR TERM AND UNTIL THEIR SUCCESSORS HAVE BEEN ELECTED AND QUALIFIED:

FOR ALL NOMINEES     ☐

WITHHOLD AUTHORITY FOR ALL NOMINEES   ☐

FOR ALL EXCEPT       ☐
(See instructions below)

☐  Robert J. Gillespie

☐  Robert F. McCarthy

☐  Michael R. O’Brien

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold.

2. RATIFICATION OF APPOINTMENT OF EHRHARDT KEEFE STEINER & HOTTMAN PC
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2009:

FOR ☐  AGAINST ☐  ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature	Date

☐	Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature (Joint Owners)	Date

SMART BALANCE, INC.

Proxy for Annual Meeting of Stockholders on May 20, 2009
Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Stephen B. Hughes and Robert S. Gluck, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of common stock which the undersigned would be entitled to vote if personally present and acting at the annual meeting of stockholders of Smart Balance, Inc. to be held on Wednesday, May 20, 2009 and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)